Contact:	Clint Severson	Lytham Partners, LLC
	Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
	Abaxis, Inc.	602-889-9700
510-675-6500

FOR IMMEDIATE RELEASE

ABAXIS TO COMMENCE SEARCH FOR NEW OPERATIONS EXECUTIVE
Robert B. Milder, COO, Resigns Effective June 29, 2007

Union City, California, June 18, 2007 - Abaxis, Inc. (NasdaqGS: ABAX) a medical and veterinary manufacturer of point-of-care blood analysis systems, announced today that Robert B. Milder, the company’s chief operations officer, is retiring from the company and has tendered his resignation effective June 29, 2007.

An executive search firm will be retained to identify qualified candidates. Until the appointment of a new operations executive, all operating functions will be overseen by President and Chief Executive Officer Clint Severson.

Mr. Severson commented, “I want to thank Bob for the enormous contributions that he made during his years at the company to make Abaxis one of the leading point-of-care technology providers in the industry. Under his leadership we have developed the manufacturing capabilities that will allow Abaxis to continue on its mission of becoming the leading provider of blood analysis systems in both the medical and veterinary markets in the years to come. We wish Bob the very best in his future endeavors.”

About Abaxis, Inc.
Abaxis develops, manufactures and markets portable blood analysis systems for use in any patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact, 5.1 kilogram, portable analyzer and a series of 8-cm diameter single-use plastic discs, called rotors or reagent discs that contain all the reagents necessary to perform a fixed menu of tests. The system can be operated with minimal training and perform multiple tests on whole blood, serum or plasma samples. The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory.

This press release includes statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. ABAXIS claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. Specific forward-looking statements contained in this press release include, but are not limited to, risks and uncertainties related to the market acceptance of the Company's products and the continuing development of its products, risks associated with manufacturing and distributing its products on a commercial scale, risks associated with entering the human diagnostic market on a larger scale, risks involved in carrying of inventory, risks from unexpected problems or delays in the Company's manufacturing facility, risks associated with the ability to attract and retain competent sales personnel, general market conditions, competition, risks and uncertainties related to its ability to raise capital in order to fund its operations and other risks detailed from time to time in ABAXIS' periodic reports filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made. ABAXIS does not undertake and specifically disclaims any obligation to update any forward-looking statements.

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